UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐       Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐       Definitive Proxy Statement

☐       Definitive Additional Materials

☒      Soliciting Material Pursuant to §240.14a-12

SEI STRUCTURED CREDIT FUND, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒       No fee required.

☐       Fee paid previously with preliminary materials.

☐       Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Shareholder,

This letter is to inform you of an upcoming proxy mailing for the SEI Structured Credit Fund, LP (the “Fund”), for which SEI will be requesting your vote on one proposal. The proposal is: To elect a slate of ten nominees, six of whom are new, to the Board of Directors of the SEI Structured Credit Fund, LP.

The proposal arises from legal requirements that apply to mutual funds, such as the Fund. Vacancies on a fund’s board may be filled by appointment of a director (without a shareholder vote) only if, immediately after such appointment, more than two-thirds of the registered investment company’s board has been elected by shareholders.

Currently, the Board is unable to appoint a Director to fill any future vacancy on the Board because immediately after such appointment, fewer than two-thirds of such Directors would be elected by shareholders. Therefore, shareholder approval of either a new Director or one of the current Directors who was not previously elected is required before any new Director can be added to fill any vacancies on the Board. Although some of the current Directors were elected by shareholders, the Fund is still seeking that shareholders re-elect all current Directors and elect the new nominees for director to promote efficiency and to attempt to reduce future costs and expenses of the Fund. As such, if the nominees and all of the current Directors are elected, following the shareholder meeting, all of the Directors of the Fund will be elected by shareholders, which will likely permit the Board to fill several future vacancies before next having to incur the costly expense of a proxy solicitation.

You will be asked to elect a slate of ten Directors for the SEI Structured Credit Fund, LP. Six of the nominees are new and the remaining four are existing Directors.

In the coming days, you will be receiving proxy materials - a booklet that includes a Notice of Special Meeting of Shareholders, the Proxy Statement and a proxy card – for the Special Shareholder Meeting scheduled for October 16, 2025.

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